UMB Financial Corporation Information Release

P.O. Box 419226

Kansas City, MO 64141-6226

816/860-7000

umb.com

April 26, 2005

Corporate Communication Contact: Jill Stockham, 816-860-5606

Investor Relations Contact: Begonya Klumb, 816-860-7906

UMB Financial Corporation Announces First Quarter 2005 Earnings

Kansas City, Mo. -- UMB Financial Corporation (NASDAQ: UMBF), a Kansas City-based multi-bank holding company, announced earnings of $11.6 million or $0.54 per share ($0.53 diluted) for the three months ended March 31, 2005. This is an increase of $0.8 million or 7.6 percent compared to the three months ended March 31, 2004 earnings of $10.8 million or $0.50 per share ($0.49 diluted).

"We set the foundation for growth in 2004, and we're beginning to see the benefits of that effort," said Mariner Kemper, chairman and CEO of UMB Financial Corporation. "Our commercial loans grew 15.3 percent year over year helped by increased lending authorities, new incentive plans to business development officers, and a renewed focus on sales efforts. Also, we've seen an increase in net new consumer customers since we launched our Free Checking and Small Business packages in the fall of 2004. Additionally, we entered into an agreement with Walgreens to expand our ATM presence in several of their stores throughout the Midwest. When complete, this will increase our ATM network by 62.5 percent."

"As part of our strategic plan for growth, we continually evaluate our business to maintain our top priority of serving our customers while we optimize operational efficiencies," said Peter deSilva, president and COO of UMB Financial Corporation. "These evaluations recently resulted in our decision to sell seven branches. In addition, we offered a voluntary separation (early retirement) plan to qualified associates, the result of which was a higher salary expense in the first quarter with greater efficiencies expected in the future."

Net interest income for the first quarter of 2005 decreased $0.7 million compared to the same period in 2004 due primarily to deposits repricing more quickly than loans in a rising rate environment. Net interest margin was 2.98 percent for the first quarter of 2005 compared to 3.04 percent for the same period in 2004.

Noninterest income increased $4.9 million for the three months ended March 31, 2005 compared to the same period in 2004. The increase was primarily due to the final earn-out payment of $3.6 million related to the sale of the employee benefit accounts. For the same period in 2004, a net gain of $0.76 million was recognized on such sale. Additionally, a $2.4 million gain on the condemnation sale of one of the bank's downtown Kansas City branch facilities was recognized the first quarter of 2005.

Noninterest expense increased $3.4 million for the three months ended March 31, 2005 compared to the same period in 2004. The increase was primarily due to the implementation of the voluntary separation plan referenced above. Through March 2005, an expense of approximately $4.3 million was recognized on the cost associated with the 99 employees who accepted this offer.

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UMBFC

Earnings Release

The effective tax rate was 27.2 percent in the first quarter of 2005 as compared to 22.8 percent in the first quarter of 2004. The increase in effective tax rate is a result of net tax-exempt income representing a smaller percentage of total income and a reduction in federal rehabilitation tax credits from 2004.

For the three months ended March 31, 2005, average loans were $2.86 billion compared to $2.70 billion for the same period in 2004. Average deposit totals remained at $5.10 billion for the three months ended March 31, 2005, compared to the same period in 2004. As of March 31, 2004, UMB had total shareholders' equity of $815 million.

The quality of the company's loan portfolio remains high as nonperforming loans at March 31, 2005 totaled $12.5 million compared to $15.9 million a year earlier. As a percentage of total loans, nonperforming loans decreased to 0.43 percent of loans as of March 31, 2005 compared to 0.59 percent as of March 31, 2004. Nonperforming loans are defined as nonaccrual loans and loans more than 90 days past due. The company's allowance for loan losses totaled $40.9 million or 1.40 percent of total loans as of March 31, 2005, compared to $44.1 million, or 1.65 percent of total loans as of March 31, 2004.

About UMB:

UMB Financial Corporation is a multi-bank holding company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers. Its banking subsidiaries own and operate 149 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska in addition to a loan production office in Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisconsin, a trust management company in South Dakota, and single-purpose companies that deal with brokerage services, consulting services and insurance.

Forward-Looking Statements:

This release contains forward-looking statements of expected future developments. We wish to ensure such statements are accompanied by meaningful cautionary statements pursuant to safe harbor established by the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the release refer to the expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to future events and uncertainties, which could materially affect actual performance. Our future performance involves a number of risks and uncertainties. Risks and uncertainties that could affect such performance include, but are not limited to: changing loan demand, the ability of customers to repay loans, changes in consumer saving habits, increases in employee costs, changes in interest rates, competition, and changes in economic conditions or regulatory requirements. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in the company's Securities and Exchange Commission reports, including its annual report on Form 10-K for the year ended December 31, 2004.